DEL WEBB CORPORATION

                            MANAGEMENT INCENTIVE PLAN

                   Fiscal 2001 (July 1, 2000 - June 30, 2001)

Plan Objectives

* To motivate key management personnel to achieve or exceed corporate financial goals and to contribute to the short and longer term interest of shareholders.

* To provide a competitive bonus program necessary to attract, retain and motivate high quality management.

Administration

1. Bonuses may be paid in cash or in stock, less applicable tax deductions and subject to prior deferral agreements as soon as practicable after the end of the Fiscal Year.

2. In order to receive a bonus, the participant must be on the active payroll at the time the bonus is paid unless approval for a pro rata bonus is granted by the Chief Executive Officer (CEO).

3. At the discretion of the CEO and upon approval of the Human Resources Committee, financial objectives may be adjusted upward or downward as a result of significant windfalls or disasters beyond the control of management. In addition, the Human Resources Committee can revise financial objectives during the year if significant events occur that. were not included in the budget Total incentives payable under the NIP will not exceed 11 1/2% of pre-tax, pre-incentive earnings of the Company for the Fiscal Year 2001.

4. A pool of 3/4 of 1% (0.75%) of net income will be set aside which can be used, if deemed appropriate by the CEO, upon approval of the Human Resources Committee, to recognize and reward individual contributions of an exceptional nature.

5. Bonuses are computed under the plan criteria for corporate earnings, community earnings, and improvement in return on invested capital at the corporate and community level approved by the Human Resources Committee of the Board. Bonus calculations are reviewed by the CEO and the Human Resources Department, and presented to the Human Resources Committee of the Board for final approval..

6. All terms and conditions of the Plan and its very existence are at the sole discretion of the Human Resources Committee of the Board of Directors.

Eligibility

Key Management personnel:

     * whose duties and responsibilities can materially affect the growth, development and profitability of the Company and,

     * who are nominated by a subsidiary or Company officer and ate approved by the CEO, and

     * who are assigned to as eligible position on or before July 1st unless otherwise approved by the CEO.

Bonus Opportunity Levels

Each participant will have a Target Bonus which will be the amount earned four meeting the Plan objectives. The Target Bonus will be expressed as a percentage of actual base salary (base salary, vacation utilized is current year, sick, bereavement, jury duty, holidays, and retroactive pay increases) paid throughout the Fiscal Year 2001 while a participant in the plan and will be established by the CEO and the Human Resources Department based on competitive compensation data and internal equity.

Target Bonuses

Target bonus levels will range from 10% to 75% of salary based on the participant's salary grade and organizational level and recommendation of the CEO. No bonuses will be payable until the minimum acceptable threshold earnings target is achieved unless specifically approved by the Human Resources Committee of the Board of Directors. A bonus of 100% of the target bonus will be payable for achieving 100% of Plan objectives. A maximum formula bonus of 200% of Target Bonus will be payable for attaining the maximum expected performance.

Bonus Objectives

Bonus objectives will be comprised of the profit, improved return on invested capital objectives relating to the participant's area of responsibility for participants in operating entities and Corporate, and on project milestone achieves for communities in start-up prior to initiation of sales and closings.

* Depending upon the business unit of the company involved, financial objectives for a participant may be based on Corporate net income, Group or Project operating earnings before interest and cash discounts, and/or improvement in return on invested capital at either the corporate or group or community level. The minimum acceptable threshold, target and maximum expected earnings levels will be determined by the CEO based on the degree of difficulty and the level of acceptability of the budget

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
* Project milestone objectives are the most significant non-financial goals which the individual participant or overall community is expected to accomplish during the Plan year in conjunction with the project start-up schedule.

                                              Corporate Wide                                  Community
Revenue-Generating Committee         --------------------------------   -------------------------------------------
  & CRG participants                 Net Income   Improvement in ROIC   Operating Earnings(1)   Improvement in ROIC
                                     ----------   -------------------   ---------------------   -------------------
Executive Management Committee -
  CRG & Operations                      65%               35%                    --                     --
CRG Participants                        75%               25%                    --                     --
Community Participants                  20%               --                     55%                    25%

START UP COMMUNITIES                           Net Income                Project Milestone Objectives
                                               ----------                ----------------------------
  Community Participants                          10%                               90%

MORTGAGE OPERATIONS                    Operating Earnings       Capture Rate        Customer Satisfaction
                                       ------------------       ------------        ---------------------
  Fairmount Mortgage                           50%                   25%                     25%

----------
(1) Operating earnings are the pre-tax, pre-interest, pre-cash discounts earnings achieved at the operation where the individual is assigned.

Income/Profit Objectives

A minimum bonus will be paid upon the corporation or operation achieving the threshold earnings forecast as shown on the income schedules included as part of this Management Incentive Plan. For results between a threshold and maximum expected earnings, the bonus percent will increase incrementally to a maximum of 200% of target bonus based upon operating earnings and the achievement of the other formula targets. (See attached for applicable schedules).

Improvement 1n Return on Invested Capita Objective

A target bonus will be paid upon the corporation or operation achieving the budgeted return as shown on the schedules included as part of this Management Incentive Plan. For results between a threshold and maximum expected earnings, the bonus percent will increase incrementally to a maximum of 200% of target bonus based upon achievement of improvement. (See attached for applicable schedules). In computing ROIC for Management Incentive Plan purposes, management and the Human Resources Committee of the Board reserve the right to adjust the computation of this measure to appropriately reflect unbudgeted business investment decisions made subsequent to the start of the fiscal year.

Capture Rate

The number of Fairmount mortgages written compared with the total mortgages written on homes sold within Del Webb locations.

Project Milestone a Performance Objectives

Non-financial performance objectives will be established at the beginning of the fiscal year for tech participant whose primary responsibility is in a start-up community. These objectives, which will be submitted to the CEO for final approval, will reflect the project milestones which must be successfully

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
met in  order  for the  community  to open  for  sales  on  time  and on  budget
Objectives must be specific, realistic, quantifiable and time-limited before they will be approved and will be mutually agreed to by the participant and management.

In the event circumstances or directions change, affecting any participant's pre-established project milestone objectives, the senior vice president overseeing the start-up project and the chief operating officer are responsible for revising them or establishing new objectives during the year.

The achievement of performance objectives is measured by the participant's immediate superior based upon documented evaluation of results. Accomplishments will be evaluated using the following scale:

                                        Threshold       Target        Maximum
Overall Rating               Poor          Good        Excellent      Superior
--------------               ----          ----        ---------      --------
Percent of Target           0 - 49        50- 7S        76 -125       126 - 200

Evaluation of results should take into account the difficulty the objective, the timeliness of accomplishment, the effectiveness of results and the overall impact on the individual's organizational unit Achievement of overall Corporate operating earnings is paramount in the bonus computation formula; project milestone objectives are reviewed and evaluated only if minimum earnings objectives have been met or if specifically approved by the Human Resources Committee.

Rating Definitions

Maximum A "superior" rating is achieved if the participant accomplishes highly challenging objectives resulting is significant
               contribution   to  the  Company  or  business  unit  This  rating
               incorporates superior reaction to crisis and superior exploitation of unanticipated opportunities.

Target An "excellent" rating is achieved if the participant accomplishes all objectives in a timely and effective manager and overall performance for the year is considered standard or, if the participant accomplished most of a number of significant and highly challenging objectives and overall performance is considered above standard.

Threshold      A (degree)  good (degree)  rating is achieved if the  participant accomplished most of the objectives in an acceptable manner or all of a group of objectives that were minimally challenging.
               Overall performance of the year is considered standard.

Performance Appraisals

In view of the importance of employees receiving feedback from management, all Plan participants are expected to have completed, and on file with the human resources department, annual performance appraisals on all of their direct reports. If, by the end of the fiscal year, a participant has not completed performance appraisals on 100(degree)l(degree) of his/her direct reports, a 25% reduction will. be made to the participant's total calculated bonus. 'ibis 25%. reduction will be made notwithstanding achievement of any or all other financial measures.

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